Consent of Independent Auditors


The Board of Directors
Caroline Savings Bank and Subsidiary


         We consent to the incorporation by reference in Registration Statement No. 333- on Form S-4 of Virginia Commonwealth Financial Corporation of our report, dated January 22, 1998, relating to the consolidated balance sheets of Caroline Savings Bank and Subsidiary as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, which report is included in the Annual Report on Form 10-KSB for the year ended December 31, 1998 of Caroline Savings Bank and Subsidiary.


Cherry, Bekaert & Holland, LLP



Richmond, Virginia
November 24, 1999